Exhibit 10.6

AMBER ROAD, INC.

FORM OF CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is dated as of             , 2014 by and between                      (“Executive”) and Amber Road, Inc., a Delaware corporation (the “Company”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control. The severance benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Involuntary Termination Following a Change in Control. If upon or within twelve (12) months following a Change in Control (i) Executive terminates his or her employment with the Company (or any successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any successor of the Company) terminates Executive’s employment without Cause (as defined herein), and Executive signs and does not revoke the release of claims as required by Section 4, Executive will receive (in addition to any accrued but unpaid salary, expense reimbursement and vested benefits payable in accordance with applicable law and under any Company-provided plans, policies and arrangements) the following severance benefits from the Company:

(i) Severance Payment. Executive will receive a single lump sum severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s annual salary determined at a rate equal to the greater of (A) Executive’s annual salary as in effect immediately prior to the Change in Control, or (B) Executive’s then current annual salary as of the date of such termination.

(ii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of Executive’s termination of employment will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iii) Benefits. The Company agrees to pay the premiums (including administrative expenses) for Executive’s group health continuation coverage during the period specified below at the same level of health coverage and benefits as in effect for on the day immediately preceding the date of termination; provided, however, that (1) Executive constitutes a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums on behalf of Executive for the 12-month period following the Executive’s termination of employment or, if Executive’s COBRA continuation coverage expires prior to the end of such 12-month period, until the date Executive’s COBRA continuation coverage expires. Executive will be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the COBRA continuation coverage, if any, that continues after the end of the 12-month period.

(b) Timing of Severance Payments. Unless otherwise required pursuant to Section 10 of this Agreement, the Company will pay the cash severance payments to which Executive is entitled under this Agreement in a lump sum as soon as reasonably practicable following the date of Executive’s termination of employment with the Company, provided, however, that such payment will be delayed to the extent required by Section 4 and/or Section 10 of this Agreement. Except to the extent payment is delayed pursuant to Section 4 and/or Section 10(b), all cash severance payments under this Agreement will be paid no later than sixty days following the date of Executive’s termination of employment with the Company.

(c) Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive any severance pay or other benefits pursuant to this Agreement.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive any severance pay or other benefits pursuant to this Agreement.

(e) Termination Apart from Change in Control. In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change in Control or more than 12 months after a Change in Control, then Executive will not be entitled to receive any severance pay or other benefits pursuant to this Agreement but will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Equity Award agreement.

(f) Exclusive Rights. In the event of a termination of Executive’s employment upon or within twelve (12) months following a Change in Control, the severance pay and other benefits provided pursuant to this Agreement are intended to be and are exclusive and in lieu of any other severance pay or benefits to which Executive may otherwise be entitled, whether at law, tort or contract, or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment during the 12-month period following a Change in Control other than (i) any accrued but unpaid salary, vacation, expense reimbursement and vested benefits (other than severance benefits) payable in accordance with applicable law and under any Company-provided plans, policies and arrangements, (ii) those benefits expressly set forth in this Agreement and (iii) any rights to which Executive may be entitled under any Equity Award agreement.

4. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 3 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective and irrevocable within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided until the release of claims agreement becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release. Notwithstanding the foregoing, and subject to the release becoming effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 10(b)) shall be paid on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A of the Code, or, if later, such time as required by Section 10(b). If the release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.

(b) Other Requirement. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any form of Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement or similar form of agreement entered into by Executive with the Company (“confidential information agreement”) .

(c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or a “Big Four” national accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of Equity Awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s Equity Awards. If two or more Equity Awards are granted on the same date, each Equity Award will be reduced on a pro-rata basis. In no event will Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Company’s President describes the basis for the Company’s President’s belief that Executive has not substantially performed his duties and provides Executive with a reasonable period (as determined in the sole discretion of the Company’s President, but not to exceed thirty (30) days) to take corrective action;

(ii) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Company’s President reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

(iv) A material breach of any agreement by and between Executive and the Company which material breach has not been cured within thirty days following receipt by Executive of written notice from the Company’s President identifying such material breach.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall occur on: (i) the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (as determined in accordance with Section 1.409A-3(i)(5)(vii) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”)), or (ii) the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company (including by way of merger, consolidation or otherwise) that, together with stock of the Company previously held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company (as determined in accordance with Treasury Section 1.409A-3(i)(5)(v)). Notwithstanding the foregoing, a Change in Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or the initial public offering of the Company’s common stock or for reincorporation purposes.

(c) Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(d) Equity Award. For purposes of this Agreement, “Equity Award” shall mean each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards.

(e) Good Reason. For purposes of this Agreement and any Equity Award agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction of Executive’s authority, duties or responsibilities;

(ii) A material reduction in Executive’s base and/or variable compensation;

(iii) A material change in the geographic location at which Executive must perform his or her services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

(iv) failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company);

provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than forty-five (45) days after the giving of written notice hereunder by Executive to the Company), and (B) the Company must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition.

Executive specifically acknowledges and agrees that for purposes herein the definition of “Good Reason” in this Section 6(e) shall operate with respect to all rights to severance and/or accelerated vesting of any Equity Award paid upon a termination upon or after a Change in Control and for purposes herein shall supersede and replace in its entirety any other definitions of “Good Reason,” “Involuntary Termination,” or other similar terms that may exist in any other employment agreement, offer letter, severance plan or policy, Equity Award agreement or Company stock incentive plan document.

7. Successors.

(a) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed via Federal Express or similar overnight courier service or by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Arbitration. The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Essex County, New Jersey, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the New Jersey Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

10. Code Section 409A.

(a) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or the “separation pay” exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(b) below, and consequently shall be paid to Executive promptly following termination as required by Section 3 of this Agreement. It is intended that the lump sum cash severance payment under this Agreement, if any, satisfy the short-term deferral rule.

(b) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined in this Section 10(b)) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Further, if Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) at the time of Executive’s separation from service (other than due to Executive’s death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her separation from service but prior to the six (6) month anniversary of his or her separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 10(b) above. For purposes of this Section 10(c), “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized base compensation based upon the annual base rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Accordingly, for purposes of this Agreement, references herein to “termination of employment” or words having similar meaning shall be interpreted to mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

11. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement, together with the form of confidential information agreement and the standard forms of Equity Award agreement that describe Executive’s outstanding Equity Awards (other than as such Equity Award agreements have been revised pursuant to this Agreement), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement between Executive and the Company, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts (including via facsimile and/or PDF signature), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year set forth above.

COMPANY	AMBER ROAD, INC.

By:

Name:

Title:

EXECUTIVE

By:

Name:

Title: